                                                                    EXHIBIT 99.6


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT made this 22nd day of January, 2001, by and between GUEST SUPPLY, INC., a New Jersey corporation (the "Company"), CLIFFORD W. STANLEY, an individual residing in the State of New Jersey ("Executive"), and, solely in respect of Sections 5(a), 5(b), 5(c), 6, 7 and 14 through 22 hereof, SYSCO CORPORATION, a Delaware corporation ("Sysco").

                                   WITNESSETH:

         WHEREAS, Sysco proposes to acquire the Company pursuant to that certain Merger Agreement and Plan of Reorganization ("Merger Agreement") dated January 22, 2001 by and among the Company, Sysco and Sysco Food Services of New Jersey, Inc., a Delaware corporation; and

         WHEREAS, Executive currently serves as Chief Executive Officer and President of the Company pursuant to an Employment Agreement (the "1997 Employment Agreement") dated as of August 6, 1997 between the Company and the Executive; and

         WHEREAS, the Company and the Executive have agreed, as a condition to consummation of the transactions contemplated by the Merger Agreement, to terminate the 1997 Employment Agreement as of the earlier of the consummation of
(i) the Offer (as defined in the Merger Agreement) or (ii) the Merger (as defined in the Merger Agreement) (hereinafter referred to as the "Effective Date") and to provide for the employment of Executive by the Company from and after the Effective Date in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Effectiveness; Employment. The employment of the Executive by the Company under this Agreement shall commence on the Effective Date. From and after the Effective Date, the 1997 Employment Agreement shall be void and of no further force or effect. The Company agrees to employ Executive, and Executive accepts employment by the Company, from and after the Effective Date, upon the terms and conditions hereinafter stated.

         2. Term. Subject to the provisions for early termination hereinafter stated, Executive's term of employment hereunder shall continue until ninety days following the end of the 2006 fiscal year of Sysco or such later date to which such term of employment may be extended by mutual agreement of the parties hereto ("Term").


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         3. Duties. During the Term, Executive agrees to serve as, and the
Company agrees to employ Executive as, Chief Executive Officer and President of the Company. Executive will report to Richard J. Schnieders ("Schnieders") in his capacity as Chief Operating Officer of Sysco or such other person as Schnieders shall designate. If Schnieders is no longer employed by Sysco, Executive will report to, and deliver any written notices to, the then-current Chief Operating Officer or his designee (Schnieders, any subsequent Chief Operating Officer and/or their respective designees are hereinafter collectively referred to as the "Reporting Officer"). Executive agrees to perform such duties, subject to the direction of the Reporting Officer, as are customarily performed by the Chief Executive Officer and President of other Sysco operating companies, including, but not limited to, (i) endeavoring to sustain the Company's sales and pre-tax earnings growth; (ii) selling the Company's products to the Company's customers and to Sysco and training broadline salesmen to sell the Company's products; and (iii) concentrating on growing the Company and developing its management; and Executive shall devote such time, energy and skills to such employment as are necessary in order to carry out his duties and responsibilities hereunder. Executive shall not during the Term serve as officer, employee, manager, independent contractor or consultant for any other person or entity, other than the Company; provided, however, Executive shall not be prohibited from serving on the boards of directors of charitable or community organizations.

         4. Base Salary. As compensation for services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive a minimum base salary of Two Hundred Eighty Four Thousand and No/100 Dollars ($284,000.00) per year, payable in accordance with the Company's customary payroll practices and subject to the normal withholding and payroll deductions and subject to periodic review by, and increase by the Reporting Officer ("Base Salary"); in particular Executive's Base Salary shall be reviewed on or about July 1, 2002 and may be increased pursuant to such review to reflect any increased responsibilities of Executive following the Effective Date. Executive shall not increase his Base Salary or other compensation described in Section 5 below or the Base Salary or other compensation of the Company's Executive Vice President, in each case without the prior written consent of the Reporting Officer.

         5. Other Compensation.

                  (a) In addition to his Base Salary, Executive shall be eligible to participate (a) in the Sysco Corporation Management Incentive Plan ("MIP") in accordance with its terms, as provided below, and (b) in the Sysco Supplemental Executive Retirement Plan, the Sysco 2000 Stock Incentive Plan, the Sysco Pension Plan, the Sysco Executive Deferred Compensation Plan, and Sysco's life insurance and disability insurance programs, commencing on the Effective Date; provided that no amounts other than Base Salary shall be taken into account in the determination of any incentive bonus under the MIP. The Company shall, promptly following the Effective Date, pay to Executive the bonus earned by Executive under the Company's incentive bonus plan for fiscal 2001 through the Effective Date, subject to the approval of the Reporting Officer. The Company's Board of Directors shall establish an all-cash bonus opportunity for Executive for the period beginning on the Effective Date and ending on the last day of


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Sysco's 2001 fiscal year (i.e., July 1, 2001). Executive will become a full participant in the MIP beginning with the first day of Sysco's 2002 fiscal year.

                  (b) In addition to his Base Salary, the Company shall provide to the Executive such other benefits as are customarily provided to other Chief Executive Officers of Sysco operating subsidiaries, as reasonably determined by the Reporting Officer. The Company shall provide Executive with the use of an automobile, through a lease program, comparable to the automobile presently provided to Executive, through May 31, 2004. The Company will reimburse Executive for club dues consistent with past practice of the Company (and such reimbursement shall be reported by the Company as additional compensation to Executive for tax purposes).

                  (c) As of the Effective Date, Executive shall be granted pursuant to the Sysco 2000 Stock Incentive Plan an option (the "Option") to purchase 100,000 shares of Sysco common stock at an exercise price equal to the fair market value of the Sysco common stock on the date of grant. The Option shall have the terms and conditions as hereinafter provided: (i) the Option shall vest in 33 1/3% increments on each of the first three anniversary dates of the date of grant; and (ii) the Option shall expire ten years from the date of grant; provided, however, in the event Executive's employment is terminated prior to the expiration of the Option, the Option shall vest and be exercisable as provided herein: (1) in the event of termination of Executive's employment prior to the third anniversary of the date of grant by the Company without Cause (as hereinafter defined) or by Executive for Good Reason (as hereinafter defined), the Option shall immediately become vested as to the portion, if any, of the Option which has not theretofore vested and shall remain exercisable until the fifth anniversary of the date of grant; (2) in the event of termination of Executive's employment after the third anniversary of the date of grant by the Company without Cause, by Executive for Good Reason or by Executive without Good Reason, the Option shall remain exercisable until the later of the fifth anniversary of the date of grant or the first anniversary of the date of termination; (3) in the event of termination of Executive's employment by reason of Executive's death or Permanent Disability (as hereinafter defined), the Option shall immediately become vested as to the portion, if any, of the Option which has not theretofore vested and shall remain exercisable until the first anniversary of the date of termination and in the event of Executive's death shall be exercisable by his executor, administrator or other personal representative to the extent not prohibited by the Sysco 2000 Stock Incentive Plan; (4) in the event of termination of Executive's employment by the Company for Cause at any time or by Executive without Good Reason within three years of the date of grant, the Option shall immediately terminate; (5) in connection with any Change in Control of Sysco (as defined in the Sysco 2000 Stock Incentive Plan) occurring while Executive is employed by the Company, the Option shall immediately become vested as to the portion, if any, of the Option which has not theretofore vested; and (6) the Option shall be treated as an incentive stock option to the maximum extent permitted by law. The Company shall cause a Stock Option Agreement for the Options to be issued to Executive as promptly as practicable following the date of grant. The terms and conditions of the Option set forth herein shall take precedence over the terms and conditions of the Sysco 2000 Stock Incentive Plan, to the extent not prohibited thereby, and the Stock Option


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Agreement issued pursuant to such plan. The shares of Sysco common stock to be issued pursuant to the Option shall be covered by a Registration Statement on Form S-8.

         6. Termination.

                  (a) The employment of Executive under this Agreement shall cease in the event of Executive's death or Permanent Disability (defined below). For purposes hereof, the term "Permanent Disability" shall mean that Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall be unable to perform his normal duties hereunder for a cumulative period of two (2) months in any period of four (4) consecutive months.

                  (b) The Company may terminate Executive's employment for Cause (defined below) upon notice of termination to Executive, which notice shall specify Cause in reasonable detail. As used herein, "Cause" shall mean (i) Executive's material and deliberate failure to perform, or material and deliberate misconduct in the performance of, his duties hereunder, or a material violation of the Sysco Corporation Business Code of Conduct, in each case determined in the good faith judgment of a committee consisting of Sysco's Chairman (whether or not an officer of Sysco), Sysco's Chief Executive Officer and President and Sysco's Chief Operating Officer; (ii) Executive's act(s) or omission(s) amounting to gross negligence or willful misconduct to the material detriment of the Company; (iii) Executive's fraud or embezzlement against the Company; or (iv) Executive's conviction of or pleading guilty to any felony.

                  (c) Executive may terminate his employment without Good Reason at any time upon thirty (30) days written notice to the Reporting Officer. The Executive may terminate his employment hereunder for Good Reason upon notice of termination to the Company, which notice shall specify Good Reason in reasonable detail. Prior to terminating his employment pursuant to the immediately preceding sentence, the Executive will first provide Company with written notice and a thirty (30) day period after the receipt of such notice to cure the event that Executive alleges gives rise to termination for "Good Reason" and upon such timely cure, such Good Reason shall be deemed not to have occurred. As used herein, "Good Reason" shall mean: (i) the Company's failure to observe or perform any material covenant, condition or provision of this Agreement; (ii) the Company's demotion of the Executive to a lesser position than as provided in
Section 3 hereof; (iii) assignment to Executive of duties materially inconsistent with his position or material reduction of the Executive's duties, responsibilities or authority, in either case without the Executive's prior consent; (iv) any reduction in Executive's Base Salary without the Executive's prior consent; (v) unless agreed to by Executive, relocation of Executive's principal place of business outside of Central New Jersey; (vi) a Change in Control (as defined in Section 8(f) hereof); or (vii) unless agreed to by Executive, any action by Sysco that materially prevents, hinders or interferes with Executive's management of the business of the Company in accordance with his reasonable business judgment, where such action has a material adverse effect on the business and operations of the Company taken as a whole.


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         7. Obligations of the Company and Executive Upon Termination. In the
event of any termination of Executive's employment, whether by Executive (including with Good Reason or without Good Reason), the Company (including with Cause or without Cause), Executive's death or Executive's Permanent Disability, the Company shall pay to Executive the Base Salary accrued to the date of such termination and not theretofore paid to Executive. Rights and benefits of Executive under the benefit plans and programs of the Company and Sysco, including without limitation the benefit plans and programs described in Sections 5(a) and 5(b) of this Agreement, shall be determined in accordance with the provisions of such plans and programs. Rights and benefits of Executive with respect to the Option shall be determined in accordance with the provisions of the Option and Section 5(c) hereof. Upon termination of Executive's employment, whether by Executive or the Company, neither Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 8, 9, 10, 11 and 12 of this Agreement.

         8. Definitions. For the purposes of this Agreement, the following definitions shall apply (except as otherwise provided in Section 8(f) hereof):

                  (a) "Company Business" shall mean the business of manufacturing, packaging and/or distributing to the lodging industry, nursing homes, cruise ships and others personal care Company amenities (which include, among other items, shampoo, hair conditioners, soap, bath gel, and mouthwash), housekeeping supplies, room accessories and textiles; AND manufacturing and packaging personal care products for consumer products and retail companies (THE "HOSPITALITY INDUSTRY") in the Territory.

                  (b) "Trade Secrets" means information not generally known about the Company Business and/or Sysco which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company and/or Sysco derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, research, pricing, information as to sales representatives and suppliers, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers, sales reports, service reports, price lists, product formulae and methods and procedures relating to services.

                  (c) "Confidential Information" shall mean business information of the Company and/or Sysco not known to the public and which the Company desires to keep confidential.

                  (d) "Competing Business" shall mean any person, concern or entity which is engaged in or conducts a business similar to the Company Business, including a business which markets and distributes to the Hospitality Industry one or more of the products distributed by the Company.


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                  (e) "Territory" shall mean the United States of America. The parties hereto agree that the Company serves customers throughout the Territory and Executive's duties and responsibilities hereunder will similarly extend throughout the Territory.

                  (f) "Change in Control" shall mean, for all purposes hereof other than Section 5(c)(vii) hereof, the occurrence of any of the following: (i) the sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Sysco or the Company to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than an affiliate (as defined in Rule 144 of the Securities Act of 1933) of Sysco, or (ii) any person or group (other than an affiliate of Sysco), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the voting stock of Sysco or the Company, including by way of merger, consolidation or otherwise; or
(iii) the dissolution of Sysco or the Company, provided the assets are not transferred to a Sysco affiliate in connection with such dissolution.

         9. Non-Disclosure.

                  (a) Executive and the Company agree that operation of the Company Business encompasses substantially all of the Territory and that the Company Business enjoys a valuable and extensive trade of its products and services. The business connections, customers, products, techniques, goodwill and other aspects of the business are maintained at great expense, are long standing, are kept and protected as confidential information and are of great value to the Company and provide it with a substantial competitive advantage. By virtue of Executive's employment with the Company, Executive has been and will be entrusted with the knowledge and possession of Trade Secrets and Confidential Information. The Company and Executive agree that by virtue of Executive's knowledge of the Company Business, the Company and Sysco would suffer great loss and irreparable injury if Executive would disclose or use Trade Secrets or Confidential Information in contravention of Section 9(b) hereof.

                  (b) Executive will not at any time, both during and after his employment by the Company, communicate or disclose to any person, firm or corporation, or use for his benefit or for the benefit of any other person, firm or corporation other than the Company or Sysco, directly or indirectly, any Trade Secrets and/or Confidential Information acquired by Executive while employed by the Company or Sysco; provided, however, that Executive may disclose such information (i) as has become generally available to the public (other than by virtue of any disclosure by Executive), (ii) as is necessary to disclose in the performance of his duties hereunder, (iii) as may be required in any report, statement or testimony submitted to any municipal, state or federal regulatory body, (iv) as may be required in response to any summons or subpoena or in connection with any litigation, or (v) as may be required in order to comply with any law, order, regulation or ruling applicable to Executive or the Company.


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         10. Agreement Not to Compete. Executive covenants and agrees that during his employment by the Company and until the later of (i) the first anniversary of the date on which Executive's employment with the Company terminates for any reason, hereunder or otherwise, other than a termination by the Company without Cause, or (ii) the exercise in full or expiration of the Option or the surrender of the Option by Executive, he will not, without the prior written consent of the Reporting Officer, directly or indirectly within the Territory (a) perform services for a Competing Business, either (i) for himself, (ii) as a consultant, director, manager, supervisor, employee, owner, partner, joint venturer, investor, lender, or manager of a Competing Business, or (iii) as an independent contractor for a Competing Business, or (b) own, engage in, conduct, manage, operate or participate in a Competing Business; provided, however, that Executive may own not greater than a three percent (3%) interest in any publicly traded company. An entity's division or subsidiary which is not engaged in or conducting a business similar to the Company Business shall not be deemed a Competitive Business and this Agreement shall not be deemed to prohibit Executive from performing duties as aforesaid for such division or subsidiary.

         11. Agreement Not to Solicit Customers. Executive covenants and agrees that during his employment by the Company and until the later of (i) the first anniversary of the date on which Executive's employment with the Company terminates for any reason, hereunder or otherwise, or (ii) the exercise in full or expiration of the Option or the surrender of the Option by Executive, he will not, without the prior written consent of the Reporting Officer, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to divert or appropriate to a Competing Business, any customer of the Company to whom the Company sold or provided any products or services.

         12. Agreement Not to Solicit Employees. Executive covenants and agrees that during his employment by the Company and until the later of (i) the first anniversary of the date on which Executive's employment with the Company terminates for any reason, hereunder or otherwise, or (ii) the exercise in full or expiration of the Option or the surrender of the Option by Executive, he will not, either directly or indirectly, solicit, divert or recruit any employee of the Company or Sysco to leave such employment, whether or not such employment is pursuant to a written contract with the Company or Sysco or at will.

         13. Injunctive Relief. Both Executive and the Company expressly recognize that the subject matter of this Agreement is unique, and that any breach of Executive's obligations under this Agreement, particularly the provisions of Sections 9, 10, 11 and 12 hereof, is likely to result in irreparable injury to the Company, which cannot be adequately or solely measured or compensated by the rules of law and legal remedies. Therefore, in the event of a breach or threatened breach of this Agreement by Executive, the Company shall be entitled to injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief shall be in addition to, and the availability of such equitable relief shall not serve to preclude, any legal remedies which might be available to the Company.


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         14. Governing Law. This Agreement is governed by and subject to the laws of the State of New Jersey (without giving effect to its conflict of law provisions) irrespective of the fact that a party hereto is an individual who may be a resident of another state or jurisdiction. Each of the parties hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement to the exclusive jurisdiction of the courts of the State of New Jersey and waives any and all objections to jurisdiction that it may have under the laws of New Jersey or the United States.

         15. Non-Waiver. The failure to enforce any right arising under this Agreement or any other agreement on one or more occasions shall not operate as a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.

         16. Severability. If any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify or amend the objectionable provision as to make it valid, reasonable and enforceable. If any court shall finally hold that the time or territory or any other provision stated in this Agreement constitutes an unreasonable restriction upon Executive, Executive hereby expressly agrees that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

         17. Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered personally or mailed by registered or certified mail, for next day delivery by a recognized overnight delivery service (e.g. Federal Express) which guarantees next day delivery ("Overnight Delivery") or by telefax with confirmation of receipt (with a copy sent by registered or certified mail, return receipt requested, postage prepaid or Overnight Delivery), in the case of Company

or Sysco, to:                      Sysco Corporation
                                   1390 Enclave Parkway
                                   Houston, Texas  77077
                                   Attention:  Michael Nichols, Esq.
                                   Facsimile:  (281) 584-2524


with a copy to:                    Jonathan Golden, Esq.
                                   Arnall Golden & Gregory
                                   2800 One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia  30309
                                   Facsimile:  (404) 873-8701


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and in the case of Executive to:
                                   Clifford W. Stanley
                                   One Hart Court
                                   Titusville, New Jersey  08560

with a copy to:
                                   Thomas M. Haythe, Esq.
                                   90 Park Avenue
                                   New York, New York  10016
                                   Facsimile: (212) 210-9444

or such address as shall be furnished by such notice to the other parties. The parties hereto agree that notices that are sent in accordance with this Section 17 by (i) telefax will be deemed received on the date sent, (ii) Overnight Delivery will be deemed received the day immediately following the date sent, and (iii) U.S. mail (certified or registered) will be deemed received three (3) days immediately following the date sent.

         18. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Company and Sysco, and their respective successors and assigns, and Executive, his heirs, executors and personal representatives, but shall not be assignable by Executive. The Agreement shall be assignable by the Company or Sysco only with Executive's written consent.

         19. Modification. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof (other than with respect to such matters as are contained in that certain Noncompetition Agreement of even date herewith entered into by Executive in connection with the concurrent sale of the Company to Sysco) and may be amended or superseded only by an agreement in writing signed by the parties hereto. No action or course of conduct shall constitute a waiver of any of the terms and conditions hereof, unless such waiver is specified in writing and, in the case of such action by the Company or Sysco, approved by the Reporting Officer, and then only to the extent so specified.

         20. Time of Essence. The parties agree that time is of the essence with respect to each provision of this Agreement.

         21. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         22. Survival. Sections 8 through 22 hereof shall survive the termination of this Agreement.

                                      * * *


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.


                                      THE COMPANY:

                                      GUEST SUPPLY, INC.

                                      By:   /s/ Paul T. Xenis
                                          --------------------------------------
                                      Its:  Vice President
                                           -------------------------------------


                                      EXECUTIVE:

                                        /s/ Clifford W. Stanley
                                      ------------------------------------------
                                      Clifford W. Stanley


                                      SYSCO:

                                      Sysco Corporation*


                                      By:   /s/ Michael C. Nichols
                                          --------------------------------------
                                      Its:  Vice President
                                           -------------------------------------

                                      ------------------------------------------
                                      *solely in respect of Sections 5(a), 5(b),
                                      5(c), 6, 7 and 14 through 22 hereof

                                WAIVER AGREEMENT


         THIS WAIVER AGREEMENT (also referred to herein as "Agreement") is made and entered into as of this 22nd day of January, 2001 by and between Clifford W. Stanley for himself, his dependents, heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as "Employee") and GUEST SUPPLY, INC., and its subsidiaries, affiliates, and related entities, and its agents, employees, representatives, attorneys, officers, directors, owners, shareholders, insurers, predecessors, successors, assigns, and employee benefit plans (hereinafter collectively referred to as "Employer").

                                   WITNESSETH

         WHEREAS Employee and Employer entered into an Employment Agreement dated August 6, 1997 (hereinafter referred to as the "Employment Agreement"); and

         WHEREAS Employer, Sysco Corporation, a Delaware corporation ("Sysco"), and Sysco Food Services of New Jersey, Inc., a Delaware corporation, are entering into that certain Merger Agreement and Plan of Reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended ("Merger Agreement"), dated the date hereof; and

         WHEREAS Employee and Employer desire to enter into this Agreement to terminate the Employment Agreement and to reflect certain obligations, representations and promises between them subject to and effective upon the earlier of the consummation of (i) the Offer (as defined in the Merger Agreement) or (ii) the Merger (as defined in the Merger Agreement); and

         WHEREAS after the Effective Date (as defined below) Employee and Employer desire to continue their employment relationship on the terms and conditions contained in that certain

Employment Agreement dated the date hereof among Employee, Employer and Sysco ("New Employment Agreement"); and

         WHEREAS, to induce Sysco to execute and deliver the Merger Agreement which the Employee acknowledges will impart a substantial benefit to the Employee, the Employee agrees to execute this Agreement.

         NOW THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

         1. Recitals. The recitals set forth above are incorporated herein as true and accurate.

         2.       Termination of Employment Agreement.

                  Subject to and effective as of the date of the earlier of the consummation of (i) the Offer or (ii) the Merger (such date referred to herein as the "Effective Date"), the Employment Agreement is hereby terminated. From and after the Effective Date, Employee shall continue to be employed by Employer on the terms and conditions contained in the New Employment Agreement.

         3.       Waiver.

                  Without in any way limiting Section 2 hereof, Employee hereby acknowledges and agrees that, although consummation of the transactions described in the Merger Agreement constitute a "Change in Control" (as such term is used and defined in the Employment Agreement), Employee hereby waives any payments that he may be entitled to receive under Sections 6.6 and 6.7 of the Employment Agreement.

         4.       Governing Law/Severability.

                  This Agreement shall be interpreted, enforced, and governed under the laws of the State of New Jersey, without regard to conflicts of laws principles. Its provisions are severable, and if any part of the Agreement is found to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

         5.       Headings and Captions.

                  The headings and captions used in the Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

         6.       Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.

         7.       Entire Agreement.

                  This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         8.       Termination.

                  Upon termination of the Merger Agreement, this Agreement shall automatically terminate and have no force or effect.

         I HAVE PERSONALLY READ THE FOREGOING AGREEMENT, AND I AM VOLUNTARILY AND KNOWINGLY ENTERING INTO THE TERMS AND PROVISIONS CONTAINED IN IT, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

WITNESS:                                 EMPLOYEE:

Thomas M. Haythe
------------------------------------
Witness' Printed Name                    Clifford W. Stanley

/s/ Thomas M. Haythe                     /s/ Clifford W. Stanley
------------------------------------     -----------------------------------
Witness' Signature                       Employee's Signature


Date: January 22, 2001                   Date: January 22, 2001


                                         EMPLOYER:

                                         GUEST SUPPLY, INC.

                                         By: /s/ Teri E. Unsworth
                                            --------------------------------
                                         Title: Vice President - Marketing

                                         Date:  January 22, 2001


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

         THIS NONCOMPETITION AGREEMENT ("Agreement"), dated this 22nd day of January, 2001, is made by and between Guest Supply, Inc., a New Jersey corporation (the "Company") and Clifford W. Stanley ("Executive"), a significant stockholder of the Company, immediately prior to the Merger (defined below).


                                   WITNESSETH

         WHEREAS, pursuant to that certain Merger Agreement and Plan of Reorganization ("Merger Agreement"), dated as of January 21, 2001, by and among the Company, Sysco Corporation, a Delaware corporation ("Sysco"), and Sysco Food Services of New Jersey, Inc., a Delaware corporation and a wholly-owned subsidiary of Sysco, Sysco proposes to acquire the Company pursuant to the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement); and

         WHEREAS, in order to induce Sysco and Merger Sub to enter into, and consummate, the Merger Agreement, which Executive hereby acknowledges will benefit him, Executive has agreed to accept certain restrictions as set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

                  (a) "Company Business" shall mean the business of manufacturing, packaging and/or distributing to the lodging industry, nursing homes, cruise ships and others personal care Company amenities (which include, among other items, shampoo, hair conditioners, soap, bath gel, and mouthwash), housekeeping supplies, room accessories and textiles; and manufacturing and packaging personal care products for consumer products and retail companies (THE "HOSPITALITY INDUSTRY") in the Territory.

                  (b) "Trade Secrets" shall mean information not generally known about the Company Business and/or Sysco which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company and/or Sysco derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, research, pricing, information as to sales representatives and suppliers, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers, sales reports, service reports, price lists, product formulae and methods and procedures relating to services.


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


                  (c) "Confidential Information" shall mean business information of the Company and/or Sysco not known to the public and which the Company desires to keep confidential.

                  (d) "Competing Business" shall mean any person, concern or entity which is engaged in or conducts a business similar to the Company Business, including a business which markets and distributes to the Hospitality Industry one or more of the products distributed by the Company.

                  (e) "Territory" shall mean the United States of America. The parties hereto agree that the Company serves customers throughout the Territory and Executive's duties and responsibilities hereunder will similarly extend throughout the Territory.

                  (f) "Change in Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Sysco or the Company to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than an affiliate (as defined in Rule 144 of the Securities Act of 1933) of Sysco, or (ii) any person or group (other than an affiliate of Sysco), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the voting stock of Sysco or the Company, including by way of merger, consolidation or otherwise; or (iii) the dissolution of Sysco or the Company, provided the assets are not transferred to a Sysco affiliate in connection with such dissolution.

                  (g) "Employment Agreement" shall mean the employment agreement dated January 22, 2001 by and among the Company, Sysco and Executive.

         2. Agreement Not to Compete. Executive covenants and agrees that during his employment by the Company and until the later of (i) the second anniversary of the date on which Executive's employment with the Company terminates for any reason, other than a termination by the Company without Cause (as that term is defined in the Employment Agreement), or (ii) the exercise in full or expiration of the Option (as that term is defined in the Employment Agreement) or the surrender of the Option by Executive, he will not, without the prior written consent of the Reporting Officer (as that term is defined in the Employment Agreement), directly or indirectly within the Territory (a) perform services for a Competing Business, either (i) for himself, (ii) as a consultant, director, manager, supervisor, employee, owner, partner, joint venturer, investor, lender, or manager of a Competing Business, or (iii) as an independent contractor for a Competing Business, or (b) own, engage in, conduct, manage, operate or participate in a Competing Business; provided, however, that Executive may own not greater than a three percent (3%) interest in any publicly traded company. An entity's division or subsidiary which is not engaged in or conducting a business similar to the Company Business shall not be deemed a Competitive Business and this Agreement shall not be deemed to prohibit Executive from performing duties as aforesaid for such division or subsidiary.


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


         3. Agreement Not to Solicit Customers. Executive covenants and agrees that during his employment by the Company and until the later of (i) the first anniversary of the date on which Executive's employment with the Company terminates for any reason, hereunder or otherwise, or (ii) the exercise in full or expiration of the Option or the surrender of the Option by Executive, he will not, without the prior written consent of the Reporting Officer, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to divert or appropriate to a Competing Business, any customer of the Company to whom the Company sold or provided any products or services.

         4. Agreement Not to Solicit Employees. Executive covenants and agrees that during his employment by the Company and until the later of (i) the first anniversary of the date on which Executive's employment with the Company terminates for any reason, hereunder or otherwise, or (ii) the exercise in full or expiration of the Option or the surrender of the Option by Executive, he will not, either directly or indirectly, solicit, divert or recruit any employee of the Company or Sysco to leave such employment, whether or not such employment is pursuant to a written contract with the Company or Sysco or at will.

         5. Severability. If any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify or amend the objectionable provision as to make it valid, reasonable and enforceable. If any court shall finally hold that the time or territory or any other provision stated in this Agreement constitutes an unreasonable restriction upon Executive, Executive hereby expressly agrees that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

         6. Injunctive Relief. Both Executive and the Company expressly recognize that the subject matter of this Agreement is unique, and that any breach of Executive's obligations under this Agreement, particularly the provisions of Sections 2, 3, and 4 hereof, is likely to result in irreparable injury to the Company, which cannot be adequately or solely measured or compensated by the rules of law and legal remedies. Therefore, in the event of a breach or threatened breach of this Agreement by Executive, the Company shall be entitled to injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief shall be in addition to, and the availability of such equitable relief shall not serve to preclude, any legal remedies which might be available to the Company.

         7. Governing Law. This Agreement is governed by and subject to the laws of the State of New Jersey (without giving effect to its conflict of law provisions) irrespective of the fact that a party hereto is an individual who may be a resident of another state or jurisdiction. Each of the parties hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement to the exclusive jurisdiction of the courts of the State of New Jersey and waives any and all objections to jurisdiction that it may have under the laws of New Jersey or the United States.


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



         8. Modification. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof (other than with respect to such matters as are contained in the Employment Agreement and may be amended or superseded only by an agreement in writing signed by the parties hereto. No action or course of conduct shall constitute a waiver of any of the terms and conditions hereof, unless such waiver is specified in writing and, in the case of such action by the Company or Sysco, approved by the Reporting Officer, and then only to the extent so specified.

         9. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Company and Sysco, and their respective successors and assigns, and Executive, his heirs, executors and personal representatives, but shall not be assignable by Executive. The Agreement shall be assignable by the Company or Sysco only with Executive's written consent.

         10. Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered personally or mailed by registered or certified mail, for next day delivery by a recognized overnight delivery service (e.g. Federal Express) which guarantees next day delivery ("Overnight Delivery") or by telefax with confirmation of receipt (with a copy sent by registered or certified mail, return receipt requested, postage prepaid or Overnight Delivery), in the case of Company or Sysco, to:

                                  Sysco Corporation
                                  1390 Enclave Parkway
                                  Houston, Texas  77077
                                  Attention:  Michael Nichols, Esq.
                                  Facsimile: (281) 584-2524

with a copy to:                   Jonathan Golden, Esq.
                                  Arnall Golden & Gregory
                                  2800 One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia  30309
                                  Facsimile:  (404) 873-8701

and in the case of Executive to:
                                  Clifford W. Stanley
                                  One Hart Court
                                  Titusville, New Jersey 08560





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with a copy to:
                                  Thomas M. Haythe, Esq.
                                  90 Park Avenue
                                  New York, New York 10016
                                  Facsimile: (212) 210-9444



or such address as shall be furnished by such notice to the other parties. The parties hereto agree that notices that are sent in accordance with this Section 10 by (i) telefax will be deemed received on the date sent, (ii) Overnight Delivery will be deemed received the day immediately following the date sent, and (iii) U.S. mail (certified or registered) will be deemed received three (3) days immediately following the date sent.


                                    *  *  *


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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the day and year first above written.


                                                       EXECUTIVE:

                                                       /s/ Clifford W. Stanley
                                                       -----------------------
                                                       Clifford W. Stanley


                                                       THE COMPANY:

                                                       GUEST SUPPLY, INC.


                                                       By: /s/ Paul T. Xenis
                                                          --------------------
                                                       Its: Vice President


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